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                                                                       EXHIBIT 2

                      SCP PRIVATE EQUITY PARTNERS II, L.P.

                                September 4, 2003

INSCI Corp.
Two Westborough Business Park
200 Friberg Parkway, Suite 2000
Westborough, MA 01581
Attn: Mr. Henry F. Nelson, President and Chief Executive Officer

Selway Partners, LLC
Selway Management, Inc.
52 Forest Avenue
Paramus, NJ 07652
Attn: Mr. Yaron Eitan

CIP Capital L.P.
435 Devon Park Drive, Building 300
Wayne, Pennsylvania 19087

Gentleman:

     This letter agreement confirms our agreement that following the closing of the transactions contemplated by the Series C Convertible Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), by and among SCP Private Equity Partner II, L.P. ("SCP") and INSCI Corp. (the "Company"), the Company, Selway Partners, LLC, Selway Management, Inc. and CIP Capital L.P. will take all reasonable action to amend (a) the Certificate of Designations, Number, Powers, Conversion Rights, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions of Series A Convertible Preferred Stock (the "Series A Designation") and other related documents to change the conversion price of the Series A Preferred Convertible Preferred Stock to $0.11; (b) the Certificate of Designations, Number, Powers, Conversion Rights, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions of Series B Convertible Preferred Stock (the "Series B Designation") and other related documents in accordance with the terms set forth in the Proposed Series C Preferred Stock Term Sheet dated August 22, 2003 between the Company and SCP; and (c) the Series A Designation and the Series B Designation to effectuate such other modifications to such designations for purposes of clarifying the rights and

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preferences of the Series A Convertible Preferred Stock and the Series B
Convertible Preferred Stock. SCP will cooperate with such parties in good faith to ensure the timely filing of such amendments.

     These changes shall include, but are not limited to the following:

          Right of first refusal, participation and all other preemptive rights as are described in the Series A and Series B Investment Agreements shall be waived for future transactions.

          Anti-dilution protection shall be as described in the Series C Term Sheet and in the Series C Designation.

          The revised Series B Preferred Conversion Price shall be .096980 in the amended Series B Certificate of Designation.

          A stock split of the Series B Preferred of 35:1 will result in a total of 4,317,040 Series B Preferred post closing under the amended Certificate of Designation. Such shares are convertible into 86,340,800 shares of common stock.

          The parties agree to negotiate in good faith to amend various operating related restrictions in the Series A and Series B Investment Agreements in recognition of the Company's current business status.

     SCP also agrees that the Securities (as defined in the Purchase Agreement) will be issued to SCP as set forth in the Purchase Agreement; provided that SCP agrees that 309,342 shares (representing 20% of the total number of Securities being purchased by SCP under the Purchase Agreement) of the 515,571 shares of the Securities that will be issuable to SCP on the Closing Date upon payment of $1,000,000 of the Purchase Price (as defined in the Purchase Agreement), will be held in escrow pursuant to an escrow agreement mutually agreeable to SCP and the Company and will be released in accordance with the terms of such escrow agreement upon amendment of the Series A Designation and the Series B Designation as provided herein.

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     If this letter agreement accurately reflects your understanding of our agreement, please sign where indicated below. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                           Sincerely,

                           SCP PRIVATE EQUITY PARTNERS II, L.P.


                           By: SCP Private Equity II General Partner, L.P.,
                               its General Partner


                           By: SCP Private Equity II LLC


                           By: /s/ Winston J. Churchill
                               -------------------------------------------------
                           Name: Winston J. Churchill
                           Title: a Manager

Acknowledged and Agreed:

INSCI CORP.


By: /s/ Henry F. Nelson
    ---------------------------------------
Name: Henry F. Nelson
Title: President, Chief Executive Officer,
Chief Financial Officer and Secretary


SELWAY PARTNERS, LLC


By: /s/ Yaron Eitan
    ---------------------------------------
Name:  Yaron Eitan
Title: Chief Executive Officer


SELWAY MANAGEMENT, INC.


By: /s/ Yaron Eitan
    ---------------------------------------
Name:  Yaron Eitan
Title: Chief Executive Officer


CIP CAPITAL L.P.

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By: /s/ Edward J. Carry
    ---------------------------------------
Name:  Edward J. Carry
Title: President, CIP Capital Management, Inc.
       General Partner

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